Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement  (Form S-8 No. 333-33617-99) pertaining to the Ashland Inc. 1997 Stock Incentive Plan, in the Registration Statements (Forms S-8 Nos. 333-54766-99 and 333-127348) pertaining to the Amended and Restated Ashland Inc. Incentive Plan, in the Registration Statement (Form S-3 No. 333-105396) pertaining to the Ashland Inc. Stock Option Plan for Employees of Joint Ventures, in the Registration Statement (Form S-8 No. 333-131792) pertaining to the 2006 Ashland Inc. Incentive Plan, in the Registration Statement (Form S-8 No. 33-62091-99) pertaining to the Ashland Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 33-52125-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 333-122269-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Employees (2005), in the Registration Statement (Form S-8 No. 333-122270-99) pertaining to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005), in the Registration Statement (Form S-8 No. 33-32612-99) pertaining to the Ashland Inc. Employee Savings Plan, and in the Registration Statement (Form S-8 No. 33-49907-99) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, of our reports dated November 26, 2007, with respect to the consolidated financial statements and schedule of Ashland Inc. and consolidated subsidiaries and the effectiveness of internal control over financial reporting of Ashland Inc. and consolidated subsidiaries, included in the Annual Report (Form 10-K) for the year ended September 30, 2007.

/s/ Ernst & Young LLP

Cincinnati, Ohio
November 26, 2007